TerraForm Power Completes Acquisition of 77.6 MW of Distributed Solar

Power Plants from Capital Dynamics

BELTSVILLE, MD, Dec. 22, 2014 (GLOBENEWSWIRE) – TerraForm Power, Inc. (Nasdaq: TERP) has completed its acquisition of 77.6 MW of distributed generation solar power plants from the Capital Dynamics U.S. Solar Energy Fund, L.P. (the “Fund”).

The transaction is expected to provide approximately $21 million in unlevered Cash Available for Distribution (CAFD) in the next year and will be immediately accretive to CAFD per share. The power purchase agreements in the acquired portfolio have a weighted average remaining contract life of 19 years with a weighted average credit rating of A3/A-.

As previously disclosed, the acquisition is being funded through an increase of TerraForm Power’s existing Term Loan Facility. Concurrent with closing, TerraForm Power has increased the size of its Revolving Credit Facility to $215 million, which is currently undrawn.

“The 39 high quality power plants we acquired with this transaction further our growth strategy and extend our leadership position in the fragmented distributed generation market place,” said Carlos Domenech, President and Chief Executive Officer of TerraForm Power. “Along with the previously closed Hudson Energy Solar acquisition, the recently announced acquisition of First Wind and accelerated drop-downs from SunEdison, we have demonstrated our ability to execute high-quality transactions that create significant returns for our shareholders.”

About TerraForm Power

TerraForm Power is a renewable energy leader that is changing how energy is generated, distributed and owned. TerraForm Power creates value for its investors by owning and operating clean energy power plants. For more information about TerraForm Power, please visit: http://www.terraform.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including with respect to expected cash available for distribution and accretion to CAFD per share, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “intend,” “project,” “target,” “plan,” “believe” and similar terms and expressions. Forward-looking statements are based on current expectations and assumptions. Although TerraForm Power believes that its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, among others: the failure of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; and the other risks and uncertainties included in TerraForm Power’s filings with the Securities and Exchange Commission at www.sec.gov. TerraForm Power undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cash Available for Distribution (CAFD)

CAFD is a supplemental non-GAAP measure of TerraForm Power’s ability to earn and distribute cash to investors. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

TerraForm Power Contact Information

Media:

Bruce Dunbar

TerraForm Power

bruce.dunbar@finsbury.com

+1 (646) 805-2070

Investors/Analysts:

Brett Prior

TerraForm Power

bprior@terraform.com

+1 (650) 889-8628